EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-141982 on Form S-3 of Spectra Energy Corp and Spectra Energy Capital, LLC of our report dated March 7, 2008 (March 20, 2008 as to the offering described in Note 19), relating to the consolidated financial statements and financial statement schedule of DCP Midstream, LLC and subsidiaries as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, appearing in Amendment No. 1 to the Annual Report on Form 10-K of Spectra Energy Corp for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Spectra Energy Corp Prospectus and in the Spectra Energy Capital, LLC Prospectus, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

March 24, 2008